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                                                                   EXHIBIT 10.28

ATML


2 June, 1997


Mr. T Cooper
24 Stuart Court
Los Altos
CA 94022
USA

Dear Tom:

With immediate effect your notice period from ATM Inc. will be extended to 12 months. The notice period you are required to give ATM Inc. is 3 months.

Two copies of the revised contract of employment are attached. Please sign and return one copy to Pauline Diggins for the Company's records.

Yours sincerely
/s/                                            /s/
Paul Lazay                                     Charles Cotton
President and CEO                              Chief Operating Officer

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ATML


PD/9845.97
7 April, 1997


Thomas Cooper
24 Stuart Court
Los Altos, CA 94022

Dear Tom

Further to recent conversations, I am delighted to inform you that your salary will be increased to $150.000pa, with effect from 1 April, 1997. I can also confirm that your bonus level will be increased to $30,000pa on achievement of agreed objectives. The overall effect is that your total target earnings will be $180,000pa commencing 1 April, 1997.

May I take this opportunity to thank you for the hard work and effort that you have put into ATML since you joined. Wee look forward to your continued support to ensure the company's success in the future.

Yours sincerely,

/s/ Charles Cotton

Charles Cotton
Chief Operating Officer
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ATM


December 16, 1994


Thomas Cooper
24 Stuart Court
Los Altos, CA 94022

Dear Thomas,

I would like to extend to you the following offer as Vice President of Marketing and Sales for Advanced Telecommunications Modules, Incorporated.

In this position you will report directly to Patrick O'Hearn, President and CEO.

Your salary will be $135K per year.

In addition a bonus of $25,000 will be paid to you upon your achieving agreed objectives.

You will be eligible to receive 190,000 share options at 5 pence per share. A copy of our share agreement will be sent to you.

Your annual vacation will be 3 weeks.  This will be accrued on a linear basis.

You will be covered under the Olivetti health and benefits package, details will be discussed after start date.

Start date will be (TBA) January 1994.

Please review this offer and signify your acceptance by sending a signed copy back to me by January 1, 1995.

Sincerely,

/s/ Patrick O'Hearn                     /s/ Thomas Cooper
Patrick O'Hearn
President, CEO
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ATM  Advanced Telecommunications Modules Inc.

                              AGREEMENT REGARDING
                    PROPRIETARY INFORMATION AND INVENTIONS

In consideration of my employment or continued employment by Advance Telecommunications Modules Inc. (which will hereinafter collectively be called the "Company"), and the compensation paid to me by the Company from time to time, I hereby represent to and agree with the company as follows:

1. I understand that the Company Is engaged in a continuous program of research, development, production and marketing with respect to its present and future products and including fields generally related to its business. I further understand that as an essential part of my employment with the Company, I am expected to make new contributions to and create inventions of value for the Company, although this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.

2. I represent that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any materials or documents of a former employer which are not generally available to the public, unless I have first obtained written authorization from the former employer for their possession and use, which written authorization I will deliver to the Company on or before my first day of employment with the Company.

3. I understand that my employment by the Company creates a relationship of confidence and trust between me and the Company with respect to any information of a employment by the Company and which (i) relates to the business of the Company or to the business of any customer or supplier of the Company, or (ii) has been created, discovered or developed by, or has otherwise become known to the Company and has commercial value in the business in which the Company is engaged (hereinafter called Proprietary Information"). By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulas, computer programs, data, know-how, inventions, improvements, techniques, marketing plans, product plans, strategies, forecasts and customer lists.

4. All Proprietary Information shall be the sole property of the Company and its assigns. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information. At all times, both during my employment and after its termination, I will keep in confidence and trust all Proprietary 'Information, and I will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company. In the event of the termination of my employment by me or by the Company for any reason, I will promptly deliver to the Company all documents
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     and data of any nature containing or pertaining to any Proprietary
     Information and I will not take with me any such documents or data or any reproduction thereof.

5. I will promptly disclose in confidence to the Company, or any persons designated by it, all inventions, improvements, original works of authorship, formulas, processes, computer programs, techniques, know-how and data, whether or not patentable or copyrightable, made or conceived or first reduced to practice or learned by me, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment (hereinafter collectively called "Inventions").

6. I agree that all such Inventions which the Company in its sole discretion determines to be related to or useful in the business or research or development of the company, or which result from work performed by me for the Company, shall be the sole and exclusive property of the Company and its assigns, and the Company and other statutory or common law protections for such Inventions in any and all countries. I further agree to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights and countries. To that end, I will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefore and enforcing same, as the Company may desire, together with any assignments thereof to the Company or to persons designated by the Company. My obligations under Paragraph 6 shall continue beyond the termination of my employment with the Company, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance.

7. I have notified and I understand that the provisions of paragraph 6 above do not apply to an invention which qualifies fully under the provisions of
     Section 2870 of the California Labor Code, which state:

     ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN OR OFFER TO ASSIGN ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY, OR TRADE SECRET INFORMATION OF THE EMPLOYER WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE'S OWN TIME, AND (a) WHICH DOES NOT RELATE (1) TO THE BUSINESS OF THE EMPLOYER OR (2) TO THE EMPLOYER'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR
     (b) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. ANY PROVISION WHICH PURPORTS TO APPLY TO SUCH AN INVENTION IS TO THAT EXTENT AGAINST THE PUBLIC POLICY OF THIS STATE AND IS TO THAT EXTENT VOID AND UNENFORCEABLE.

8. I have identified on Exhibit A attached hereto a complete list of all inventions which have been made or conceived or first reduced to practice by me alone or jointly with others

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     prior to my employment by the Company and which I desire to exclude from the operation of this Agreement.

9. I agree that during the period of my employment with the Company I will not, without the Company's written consent, engage in any employment or activity other than for the Company in any business which the Company is now or may hereafter become engaged.

10. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with the Company, and I agree not to enter into any agreement either written or oral in conflict herewith. I hereby authorize the Company to make known the terms of this Agreement and the fact of my responsibility hereunder to any person or entity, including without limitation customers of the Company and my future employers.

11. I agree that I shall not for a period of six (6) months immediately following the termination of my employment with the Company for any reason, whether with or without cause either directly or indirectly (i) call on, solicit, or take away, either for myself or for any other person or entity, any of the customers or clients of the Company on whom I called or with whom I became acquainted during my employment with the Company, or (ii) solicit or take away. or attempt to solicit or take away any employees of the Company, either for myself or for any other persons or entity.

12. I understand that my breach of the Agreement may cause the Company irreparable harm 'which may not be adequately compensated by money damages. Accordingly in the event of a breach or threatened breach by me of the Agreement, the Company shall be entitled to injunctive or other preliminary or equitable relief in addition to such other remedies as may be available to the Company for such breach or threatened breach, including the recovery of damages.

13 This agreement shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, the remaining provisions of this Agreement shall continue with full force and effect.

14. This agreement shall be effective as of the first day of my employment by the Company, namely: Jan 6, 1995.
                          -----------

15.  There are 1 inventions identified on Exhibit A attached hereto.
               -

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Accepted:


by: ________________________________________________________________________
     (Employee's Signature)


____________________________________________________________________________
     (Employee's Printed Name)


Title: _____________________________________________________________________
     (Employee's Job Position at ATM Inc.)


Dated: ________________, 19___


By: ________________________________________________________________________
     (Witnessed By)

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